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                              EMPLOYMENT AGREEMENT

Whereas Ambient Ltd. of the Jerusalem Technological Park, Bldg. One, Malha, Jerusalem (hereinafter the "Company") wishes to employ Dr. Yehuda Cern of 23 Rimon St., POB 1054, Efrat 90435, (hereinafter "Employee") in a full time position as Chief Technical Officer, and

Whereas Company has examined the Employee's qualifications and finds him qualified for the position offered, and

Whereas said Employee is available and willing to accept such employment,

It is agreed that

RESPONSIBILITIES AND CHAIN OF COMMAND

1. The Employee will be responsible for product development, transfer from prototype to production, quality assurance, intellectual property protection and all other matters relating to the creation and production of the Company's technical products.

2. The Employee will manage the technical staff, with authority to hire and fire technical staff, however all hiring shall be within budget approved by Board of Directors.

3. The Employee will have the authority to use Company resources and initiate purchase orders for equipment and components, consistent with a budget and schedule to be created, after said budgets and schedules are approved periodically by the CEO.

4. The Employee will report directly to the CEO, initially Jacob Davidson

TERMS OF EMPLOYMENT

1. Employment shall commence on August 1, 1997, and continue until terminated. Employment shall be terminated by written notice from one party to the other, after the Notice Period. Such Notice Period shall initially be two weeks, increasing to six weeks after the first six months of employment, and increasing to three months after the first 18 months of employment.






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In consideration of the Company's limited initial resources, the Employee compensation shall continence at NIS 30,000 per month, with NIS 10,000 of that deferred, as detailed below, resulting in initial gross paid salary of NIS 20,000. Considering the extremely fast process of initiating employment, the Company understands that the Employee has affairs in Israel and the US which require his attention and cause him to miss work days. The Employee will either make up this time by the end of the third month of his employment or have these days deducted from his vacation days.

The Company is wholly owned by its parent firm, Ambient Corporation of Delaware (hereinafter the "Parent Company"). Starting with the month during which the Company or the Parent Company receives a cumulative capital investment of at least $2,000,000 but no later than four months after the start of employment, the Employee's gross salary shall be increased to NIS 30,000 per month.

In addition, without time limitation, the deferred salary shall be paid to the Employee after the Company or the Parent Company receives investment of at least $2,000,000 cumulative from the start of employment.

In consideration of the Company's limited initial resources, the Employee will use his own transportation initially (a 1983 car), and Company agrees to cover all fuel, oil, license and insurance costs (the latter proportional to the time car is so used), and up to NIS 2,000 of repairs, exclusive of VAT. Such payments will be against receipts and be taxable as per applicable law.

Starting with the month during which the Company receives cumulative capital investment of at least $2,000,000, the Company shall lease a car for the Employee's use, provide security windows, and cover all its operating and related expenses. Company shall deduct applicable imputed income tax from Employee's salary.

To clarify, this car is not considered a personal privilege for the Employee, but rather is considered needed by him to carry out his duties, for as long as the CEO deems necessary. The Employee and his immediate family may also make personal use of the car. If not specifically needed by the Company during the Employee's absence abroad for Company taps, his family may use the car during this period.

Company shall provide additional computer and communications equipment for the Employee's use, as it sees fit.

Employee shall use his home phone and fax lines, and his personal fax machine as required for business, with the Employer covering his telephone bills, excluding personal calls abroad, deducting tax as required by law.





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For the purposes of this Agreement, gross salary shall include nationally mandated Cost of Living increments, as these are applied to similar companies in the Israeli economy, from time to time.

Company shall contribute 8.33% of the Employee's gross salary to Employee's existing Executive Insurance Policy for Severance Pay, and shall release its ownership rights to the Policy back to the Employee upon termination of employment, regardless of which party initiated the termination, unless the Employee has committed criminal acts related to his employment, or committed a gross violation of this Agreement and not corrected this violation within 15 days of written request to do so by Employer. Gross violations shall be considered acts which substantially damage or place at risk the value of the Company or Parent Company.

Upon termination, sums in the Severance Account in excess of that due as per the Severance Pay Law of 1963-5723 shall be refunded back to the Company. If there is a shortfall in the Severance Account relative to the legally mandated amount, it shall be paid by the Company.

Company and Employee shall each contribute 5% of the gross salary to the Executive Insurance Policy pension fund, with Company deducting Employee's portion and transferring it to the insurance company in a timely manner.

Company shall provide disability insurance for the Employee.

Company shall provide the Employee access to the Education Fund by allowing Employee to make such contributions out his gross salary.

In consideration of his general seniority in similar firms, the Employee is entitled to 22 working days vacation per year, in addition to nationally recognized religious and national holidays, and optional days, as per the Company's policy. The Employee may accumulate up to two years' worth of unused vacation days, after which the Company shall redeem the excess, at the end of each calendar year.

The Employee is entitled to 30 Sick Days per year, and may accumulate up to 90 Sick Days, at a rate based on Company's policy. Should the disability insurance cover all or part of the Employee's salary for certain Sick Days, the Company is exempt from paying the covered portion. Unused Sick Days cannot be cashed in.

The Company shall pay Vacation Allowance as mandated by law.

Should Company request Employee to travel, Company shall cover direct costs, and a per diem shall be paid to cover all other expenses, as per Israeli tax exempt levels





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The Employee shall be entitled to compensation for his inventions that are covered by any patents assigned to the Company. This compensation shall comprise 10% of the sale value of the intellectual property covered by the patent(s), whether through technology sale, licensing, or sale of the company. The initial evaluation of the proportion of the transaction related to the Employee's inventions shall be made by the Company's representative involved in the negotiations with the party receiving the intellectual property rights.

6. Company's parent firm, Ambient Corporation of Delaware (hereinafter Parent Company), shall grant stock to the Employee in the amount of 3.61% of the current number of outstanding shares. Stock shall be returned to Company if Employee terminates before one year.

The parent firm shall guarantee the execution of this Agreement, and itself pay the Employee any sums overdue for more than 60 days.

7. Employee shall devote his best efforts, time, energy, talents and experience to increase the value of the Company. Employee will accept no other compensated work without the express written consent of the Company. Employee may devote an average of between 10-15% of his time off site at seminars, libraries or surfing the 'Net to stay up to date on Company-related technology and market.

8. The Employee agrees to be transferred to other companies owned by the Parent Company, so long as there is no diminution of position or compensation, continuity of rights is guaranteed, and the location is within Jerusalem or considered equally accessible by the Employee.

9. Employee will treat Company proprietary information with confidentiality, not make use of Company confidential information, nor do anything which might substantially damage its reputation nor accept employment at competing firms for a period of two years after termination of employment.

10. No other agreements exist between Company and Employee prior to this Agreement, neither verbal nor written. Employer-Employee relations are terminated at the end of the Notice Period. Notification is considered received three business days after sent by registered mail. Jurisdiction for this Agreement is the Labor Court of Jerusalem.




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11. Should a dispute arise as to the interpretation of this Agreement, the parties agree in advance to carry out the findings of binding arbitration. Either party may request appointment of an arbitrator, who shall be appointed by a committee comprising a representative of the Company _____________________ and the Employee's representative, Naftali Shimrat of Mivza Kadesh 17a, Maoz Aviv, Israel. The request is to be sent by registered mail to the two representatives. These representatives will be requested within 10 working days to identify and appoint an arbitrator for What They consider to be reasonable fees.



/s/ Jacob Davidson
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Jacob Davidson                                 Date



/s/ Jacob Davidson
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For Ambient Corporation (USA)                  Date
Jacob Davidson



/s/ Yehuda Cern
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Dr. Yehuda Cern, Employee                      Date







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